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                                                                   EXHIBIT 10.34

Retainer Agreement Between AIU Crisis Management Division and Kroll Associates





In accordance with the Action Plan of the Joint Task Force document, the Contract details letter of April 19th and Kroll's response of April 23rd detailing the relevant provisions of the previous retainer agreement of September 1st, 1994.

Agreement between the parties is hereby reached.

Copies of the relevant documents are attached.













AIU Crisis Management Division            Kroll Associates, Inc.



By: /s/ Ian Harrison                      By: /s/ Richard G. McCormick
    ----------------                          ------------------------
    Ian Harrison                              Richard G. McCormick

Title:  Vice President                    Title:  Managing Director
        5/3/96                                    5/3/96
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KROLL ASSOCIATES
MEMORANDUM


                                   MEMORANDUM

TO:         Ian Harrison

FROM:       Richard G. McCormick

DATE:       April 15, 1996

RE:         AIU and Kroll Crisis Management Plan

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

After Evan Greenberg gave his approval for the Plan as submitted on 4/11/96, the following administrative issues were discussed and agreed upon at the 4/11 AIU meeting.

1. The contract will start 4/1/96 and will run until 11/30/98. There will be annual reviews to determine if modifications are necessary.

2. The 1996 retainer, $2,280,000.00, (4% of the 1995 AIU Special Services gross written premium, $57,000,000.00), will be paid quarterly in advance, on the first day of the quarter. We are using the AIU calendar year which began on 12/1/95. There will be no payment for the first quarter. The first payment, due 4/1/96, comprises only two months of the second quarter or $380,000.00.

      The two subsequent quarterly payments, during 1996 will be $570,000.00 each. The total to be paid for 1996 will be $1,520,000.00.

3. Kroll will charge AIU a response fee of $1,500.00 per day for all response up to 250 days. All response after that will be charged at $1,200.00 per day. Expenses will be as incurred, without mark-up. There will be no 7% surcharge.

4. Kroll Marketing fees and expenses will be funded from the retainer. This includes employees and contractors. There will only be two exceptions. In Latin America where language requirements will necessitate heavy use of consultants, Kroll and AIU will split these consultant fees and expenses, 50/50.

      Additionally, the nine middle market contractors will work off their $6,000.00 retainers against marketing fees. If they should exceed the $6,000.00 because of heavy marketing, then these additional fees will be charged at cost.

                               RETAINER AGREEMENT



      This Agreement entered into as of September 1, 1994 by and between AIU Specialty Lines Group ("Specialty Lines") and Kroll Associates, Inc. ("Kroll").

      WHEREAS, Specialty Lines is in the business of insurance underwriting;

      WHEREAS, certain of Specialty Lines' affiliated companies are in the business of providing insurance coverage;

      WHEREAS, Kroll is in the business of providing consultation and advisory services, including but not limited to crisis management, loss prevention, information and research services and matters related thereto (as regards kidnap and ransom ("K&R"), malicious product tampering incidents ("MPT"), emergency evacuation ("EE"), and Property, terrorism and sabotage ("PTS"), the "Services"); and

      WHEREAS, Specialty Lines desires to retain Kroll to provide Services to Specialty Lines' insureds and to perform Services for Specialty Lines and its affiliates on the terms and conditions contained herein:

      NOW THEREFORE, in consideration of the mutual promises contained herein, Specialty Lines and Kroll agree as follows:

                                       I.

                                    PAYMENTS

      Specialty Lines shall pay Kroll an annual amount (the "Annual Amount") equal to $350,000 for each 12-month period following the date of this Agreement, payable in monthly installments of $29,167 on the last day of each month. In
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accordance with Articles V and VI hereof, Specialty Lines shall also reimburse
Kroll each month, payable on the last day of each month, for the costs incurred by Kroll in providing the Services in accordance with the rates and terms set forth on Schedule A hereto.

                                       II.

                                   TERMINATION

      Either party may terminate this Agreement effective at the end of any 12-month period following the effective date of this Agreement by giving at least thirty (30) days prior written notice to the other party. In addition, in the event of a breach by Kroll of its obligations set forth in Articles V and VII hereof, Specialty Lines may terminate this Agreement if Kroll has not cured such breach (or commenced cure, which it is diligently pursuing, if such breach is not capable of cure within ninety (90) days) of written notice from Specialty Lines identifying the breach being claimed. Upon termination of this Agreement, Specialty Lines shall promptly pay to Kroll (prorated based on the effective date of the termination of this Agreement) any payments owed to Kroll pursuant to Article I of this Agreement or any addendum hereafter entered into under which Kroll is to provide Services to Specialty Lines or an affiliated company.

                                      III.

                                 DUTIES OF KROLL

      As consideration for the Annual Amount, Kroll shall (i) provide Services to individuals or entities which have purchased insurance coverage from Specialty Lines or an affiliated company


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(each, an "Insured") as set forth in Article IV and (ii) provide marketing support to Specialty Lines as set forth in Article V. In addition, at the request of Specialty Lines, Kroll shall provide Services to Specialty Lines or an affiliated company on terms to be agreed upon between the parties.

                                       IV.

                              SERVICES TO INSUREDS

      A. Specialty Lines agrees that Kroll is the specialist consultant of choice for Specialty Lines' insureds under its K&R, EE, PTS and MPT insurance policies. As such, Kroll shall be recommended to Insureds by Specialty Lines for response and pre-incident consulting assignments. At the request of Specialty Lines, Kroll shall enter into discussions with any Insured concerning the Services that could be made available to the Insured by Kroll. In addition, Kroll shall provide a twenty-four (24) hour crises telephone "hotline" in both the U.S. and the U.K. for Specialty Lines' Insureds to call for assistance in the event of a PTS, EE, K&R or MPT incident. When requested by an Insured, Kroll shall respond to such an incident within twenty-four (24) hours of such request subject only to Kroll's consultant being able to obtain the necessary travel visa.

      B. In accordance with Article I hereof, Specialty Lines will pay Kroll directly for the Services which it provides to Insureds, except for pre-incident consulting which will be decided on an individual basis. For pre-incident consulting, Kroll agrees to charge Insureds $1,500 per day, per person utilized on a consulting assignment, provided, however, that


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Kroll may, in consultation with Specialty Lines, increase such fees on each anniversary of the date hereof in such amounts as Kroll reasonably determines are necessary to reflect an increase in Kroll's costs.

      C. Kroll agrees that it shall, at the request of Specialty Lines, make the Services available to an Insured on a guaranteed twenty-four (24) hour priority basis, any other commitments or agreements of Kroll to the contrary notwithstanding.

      D. During the course of an incident where Kroll is retained by one of Specialty Lines' Insureds, Kroll shall provide Specialty Lines with oral reports on a periodic basis but not less than weekly) or as reasonably requested by Specialty Lines summarizing the status of the incident, provided that the Insured consents to Kroll's provision of such reports to Specialty Lines (which consent shall be sought by Kroll or the retained consultant upon arrival at the incident). At the conclusion of an incident, Kroll shall provide Specialty Lines with a detailed summary report, outlining the events which occurred during the course of the incident, provided that the Insured consents to Kroll's provision of such reports to Specialty Lines (which consent shall be sought by Kroll or the retained consultant upon arrival at the incident). Particular focus in such reports shall be placed on the extortionist/tamperer's motives and methods, and such report shall assess whether the incident was legitimate.


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                                       V.

                                MARKETING SUPPORT

      A. Kroll shall provide the personnel listed on Schedule A under the heading "Marketing Organization" (or such other qualified personnel satisfactory to Specialty Lines) to provide marketing support services or pre-incident consulting services to Specialty Lines. Such Marketing Organization personnel will attend and give presentations and provide other marketing support activities at seminars, meetings, luncheons and similar events in accordance with reasonable schedules to be coordinated between Kroll and Specialty Lines, and requested by Specialty Lines. Kroll agrees that such marketing personnel will devote to marketing activities (and assistance on responses to incidents at the request of Specialty Lines) on behalf of Specialty Lines at least the number of working days indicated under the column headed "Working Days" on Schedule A. Kroll shall provide marketing support in locations other than those specifically listed in Article VI hereof as and when reasonably requested by Specialty Lines.

      B. Each month, on the last day of such month, Specialty Lines shall pay to Kroll one-twelfth of the total annual cost of such marketing personnel as indicated on Schedule A. Specialty Lines shall also reimburse Kroll for the cost of any retained consultants retained by Kroll to provide services pursuant to this Article V. In addition, if during a 12-month, period any of the Kroll marketing personnel listed on Schedule A devote to providing Services pursuant to this Agreement a greater number of working days than indicated under the Column headed "Working


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Days," Specialty Lines shall reimburse Kroll for the cost of such personnel at the "Daily Rate" (as defined below) for up to the number of "Additional Working Days" indicated on Schedule A for such person. The "Daily Rate" for the applicable person listed on Schedule A shall equal the compensation for such person divided by the total number of Working Days indicated for such person on Schedule A. However, if during a 12-month period any of such personnel devotes to Services pursuant to this Agreement a total number of working days which exceeds the sum of the Working Days and Additional Working Days indicated on Schedule A for such person, such excess days shall be paid for by Specialty Lines at the rate of $1,000 per Working Day. Finally, if Kroll employees other than those listed on Schedule A are specifically required by Specialty Lines to provide Services pursuant to this Article V, Specialty Lines shall pay Kroll for such Services at the rate of $1500 per working day. All of the foregoing payments shall be made by Specialty Lines to Kroll on a monthly basis on the last day of the applicable month. For all Services other than response services, "working days" shall mean Monday through Friday, excluding national holidays of the U.S.A.

      C. Kroll shall endeavor on all occasions where appropriate to recommend Specialty Lines' products to its clients. Kroll further agrees that it shall do nothing to cause its clients not to purchase such insurance coverage or to decline to consider Specialty Lines as a provider of such products. Specialty Lines shall pay to Kroll, to the extent permitted by law, the applicable brokerage commission for any policies purchased by


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clients referred by Kroll to Specialty Lines, as long as no other broker is designated by the Insured for such policies. Kroll and Specialty Lines shall do all things possible to ensure that payment by Specialty Lines and receipt by Kroll of brokerage fees shall be proper and legal under all applicable laws.

      D. Kroll will provide a report each month summarizing the marketing activities performed by Kroll for Specialty Lines during the applicable month.

      E. Kroll shall provide brochures outlining Kroll's capabilities with respect to the Services, and outlining in general terms the problems posed by these types of crises and various preventive and response measures. Kroll may provide such other promotional materials as it may deem appropriate to market the Services offered by it with respect to the K&R, PTS, EE and MPT insurance products. Specialty Lines shall provide to Kroll all information it may have concerning the foregoing which may be useful to Kroll in its preparation of such brochures and promotional materials. Specialty Lines shall have the right to review samples of all such brochures and materials and to request reasonable changes thereto prior to production. Specialty Lines shall pay fifty percent (50%) of the costs incurred during the term of this Agreement of such brochures and materials provided that such brochures and materials are separate from and in addition to the brochures and materials used by Kroll to market its other services.


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                                       VI.

                         MANAGEMENT AND RESPONSE SUPPORT

      A. Kroll shall retain the personnel set forth on Schedule A under the heading "Management and Response Organization" (or such other qualified personnel satisfactory to Specialty Lines) to provide management and response support for the Services which Kroll will provide pursuant to this Agreement. Kroll agrees that such personnel will devote at least the number of working days indicated for such person under the column headed "Working Days" on Schedule A to the management of Kroll's Services under this Agreement. In addition, in support of Specialty Lines' activities related to the PTS, EE, K&R and MPT coverages, Kroll shall have qualified response personnel located in the following areas: U.S., U.K., Europe, Latin America and Asia/Pacific. Such staffing shall be in place upon signing of this Agreement and shall be maintained on a continuous basis except for replacement of routine turnover within a reasonable period of time.

      B. Each month, on the last day of each month, Specialty Lines shall pay to Kroll one-twelfth of the total annual cost of such management and response personnel as indicated on Schedule A. Specialty Lines and Kroll will mutually agree on the amount of retainers to be paid to retained consultants in order to ensure the availability of such consultants' services. Specialty Lines shall reimburse Kroll for the cost (including the cost of the retainers which have been agreed upon) of any retained by Kroll to provide Services pursuant to this
Article VI. In addition, working days devoted to such Services by Kroll


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employees listed on Schedule A.II in excess of the number of Working Days indicated on Schedule A shall be paid for by Specialty Lines at the Daily Rate for such employees. Working days devoted to such Services by Kroll employees not listed on Schedule A will be paid for by Specialty Lines at the rate of (a) $1,000 per working day for response services and (b) $1,500 per working day for all services other than response services. All of the foregoing payments shall be made by Specialty Lines to Kroll on a monthly basis on the last day of the applicable month. For response services, "working days" shall mean Monday through Sunday, including national holidays.

                                      VII.

                                 EXPENSES, ETC.

      Non-administrative out-of-pocket expenses Incurred by Kroll in the performance of its obligations under this Agreement shall be reimbursed by Specialty Lines based on their actual cost and will include, but shall not be limited to, commercial airline fares, automobile rentals, lodging, and meals, tolls and parking fees, postage, telephone and messenger/express courier costs, database subscription costs, reproduction costs and mileage for personal vehicle use. Kroll shall provide supporting documentation of such expenses (i.e. hotel bills, airline tickets, etc.). Kroll shall provide such supporting documentation on a timely basis. The policies governing reimbursable expenses incurred by Kroll, and the documentation thereof, shall be generally consistent with the policies followed by Specialty Lines, including airline travel.


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      Certain of Kroll's Services are subject to the imposition of New York
State and New York City sales taxes when oral or written reports are delivered by Kroll in New York State or, in the case of New York City sales taxes, New York City.

                                      VIII.

                               PRIVATE AGREEMENTS

      Kroll shall not be required to consult with or account to Specialty Lines for any services provided to an Insured by Kroll under any private agreement Kroll may enter into with an Insured concerning services not covered under
Article V and VI hereof unless a conflict of interest exists between a Specialty Lines' business and the services to be provided by Kroll, it being understood that such services being performed by Kroll for the Insured under such private agreement are for the benefit and for the account of the Insured, and the Insured will have complete authority to accept or reject the advice of Kroll, in the Insured's sole and absolute discretion.

                                       IX.

                                 INDEMNIFICATION

      A. Specialty Lines acknowledges that Kroll makes no warrantee or representation, either express or implied, as to results to be achieved by its Services or as to the quality and fitness of the work of others. Specialty Lines agrees (a) to indemnify Kroll and its officers, directors, employees, agents or representatives from all liability, claims, demands and costs, including reasonable attorneys' fees and disbursements, arising out of Kroll's performance of Services for Insureds pursuant to


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this Agreement (including any addendum hereto) and (b) either to defend, at its expense, or, at its option, to advance the cost of the reasonable expenses incurred in the defense of any claims against Kroll or its officers, directors, employees, agents or representatives working under its direction, relating to Kroll's performance of Services for Insureds pursuant to this Agreement (including any addendum hereto); provided however that this indemnity will not be effective to the extent that, in an action against Kroll, or against Kroll's officers, directors, employees, agents or representatives, it is finally adjudicated that Kroll, its officers, directors, employees, agents or representatives are liable for willful, wanton or reckless conduct, negligence or ordinary negligence in the performance of their Services; in such event, Kroll shall bear a share of the expenses incurred in its defense in accordance with the foregoing, such share to be in the same proportion as the liability attributed to Kroll or its officers, directors, employees, agents or representatives bears to the total liability assigned in such action, and shall reimburse Specialty Lines accordingly, with interest from the date such expense was paid by Specialty Lines, at a rate equal to the discount rate on 13-week United States Treasury bills as published in the Wall Street Journal on the day preceding the date such reimbursement is made.

      B. If any person or entity requests, subpoenas, or otherwise seeks to obtain any testimony or materials within Kroll's custody, possession, or control or the custody, possession, or control of any of its officers, directors,


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employees, agents or representatives, which relate or refer in any way to
Kroll's work under this Agreement, Kroll promptly shall inform Specialty Lines of such request or subpoena of such testimony or materials. Should Specialty Lines require Kroll to take any legal action to seek protection against disclosure, Specialty Lines shall indemnify Kroll and/or the applicable party for all costs, expenses and liability, including reasonable attorneys' fees and disbursements incurred in connection with such legal action.

      C. The foregoing obligation of Specialty Lines to indemnify shall survive the completion or termination of any and all work or services provided by Kroll and/or the termination of this Agreement and shall continue in full force and effect with respect to any work or services provided by Kroll.

                                        X

                           RELATIONSHIP OF THE PARTIES

      During the term of this Agreement, Kroll shall not enter into any agreement, contract, arrangement or understanding with any corporation, partnership, association or any other person or entity which underwrites insurance coverage (or any of such insurance underwriter) to provide crisis management or marketing support with respect to EE, PTS, K&R or MPT insurance, it being the express intent of both parties that Kroll represent Specialty Lines exclusively with respect to providing marketing support in connection with these insurance products. Any dispute as to whether the provisions of this Article X preclude Kroll from entering into any such additional agreement, contract,


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arrangement or understanding with a party other then Specialty Lines or its affiliates shall be settled pursuant to Article XII.

                                       XI.

                                 CONFIDENTIALITY

      Specialty Lines and Kroll agree that neither of them shall knowingly disclose to any third person or entity and confidential information belong to the other party to this Agreement without such other party's prior written consent. Each party further agrees that it shall maintain the confidentiality of all confidential information of the other party to this Agreement and to prevent the unauthorized disclosure of any confidential information to any third person or entity. In no event shall either party hereto use less care to maintain the confidentiality of the other party's confidential information that it uses to maintain the confidentiality of its own confidential information.

      As used herein, "confidential information" shall mean non-public information regarding the business plan, business methods or techniques, clients, marketing plans or financial results of Kroll (or an affiliate of Kroll) or Specialty Lines (or an affiliate of Specialty Lines), as the case may be, but shall not include (a) any information required by law to be disclosed or
(b) information (i) which is or becomes generally available to the public other than as a result of a disclosure by the party to whom this obligation of confidentiality is being applied, or (ii) which is or becomes available to the party to whom this obligation of confidentiality is being applied, on a non-confidential basis from a source other than the other party


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hereto or one of its representatives, provided that such source is not known to the party against whom this obligation of confidentiality is being applied to be bound by a confidentiality agreement with the other party hereto.

                                      XII.

                             SETTLEMENT OF DISPUTES

      Specialty Lines and Kroll agree to settle any dispute, controversy or claim relating to this Agreement or the formation, application, interpretation of breach hereof which is not capable of amicable settlement by the parties, by confidential and private arbitration in New York County, New York, in accordance with the then prevailing American Arbitration Association rules of procedure for arbitration. A party desiring to submit any such dispute to arbitration in accordance with this Article shall notify the other party in writing of its election to arbitrate such dispute. The number of arbitrators shall be three, one to be chosen by each party and the third, who shall be chairman, to be chosen by the two arbitrators so chosen. Should either party fail to appoint its arbitrator within thirty (30) days of receipt of a request to do so from the other party, the non-failing party may apply to the American Arbitration Association to appoint a second arbitrator and the two so chosen will proceed to choose a third arbitrator. Should the two arbitrators chosen by the parties fail to agree on a third arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed, either party may apply to the American Arbitration Association to appoint a third arbitrator. The language of the proceedings


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shall be English and the currency in which any award is rendered shall be United
States dollars.

      The decision of a majority of the arbitrators (or of the third arbitrator if there is no such majority) shall be final and binding and shall be enforceable in any court of competent jurisdiction, and the parties hereby waive any rights to appeal or to review of such decision by any court or tribunal and also waive any objections to, or claims of immunity in respect of, such enforcement.

      Each party hereto hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover, in any arbitration or other legal preceeding arising out of or relating to this Agreement, any consequential, exemplary or punitive damages and in no case shall the arbitrators have the power or authority to award consequential, exemplary or punitive damages.

                                      XIII.

                                   AFFILIATES

      As used in this Agreement, "affiliate" or "affiliated company" includes any company that controls, is controlled by or is under common control with Specialty Lines.

                                      XIV.

                                ENTIRE AGREEMENT

      This Agreement contains the entire agreement between the parties hereto with respect to its subject the matter covered herein and supersedes any prior agreement between the parties with respect thereto. No other agreements, representations,


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warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of either party shall be deemed to bind the parties hereto with respect to the subject matter hereof.

                                       XV.

                                     NOTICES

      Except as otherwise provided, herein any written notice required by this Agreement shall be deemed received when delivered personally or by courier service to the party for whom intended, or five (5) days following deposit of the same into the United States mail, registered or certified mail, return receipt requested, and if to Specialty Lines to:

                            AIU Specialty Lines Group
                            70 Pine Street-15th Floor
                            New York, New York 10270
                            Attention: John Salinger
                            Copy to: Thomas Ripp, Esq.
                                     8th Floor

and if to Kroll to:

                            Kroll Associates, Inc
                            900 Third Avenue
                            New York, New York 10022
                            Attention:  Richard McCormick

                            Copy to:    Robert P. Connolly, General Counsel

Either party may designate a different address by written notice to the other given in accordance with this Section.

                                      XVI.

                                  GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any principles of conflicts of laws thereunder.


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                                      XVII.
                                  FORCE MAJEURE

      Kroll shall not be liable for any failure or delay in performing its obligations hereunder resulting from any event beyond Kroll's reasonable control including, but not limited to, acts of God; acts or omissions of civil authorities; fires; floods; strikes or other labor actions; embargoes; acts of terrorism or war or civil strike; riots; delays in transportation; need to comply with regulations or directives of any government; and fuel, power, materials or labor shortages.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement below each by signature of its duly authorized representative to be effective the first day of September, 1994.

                                    AIU SPECIALTY LINES GROUP



                                    By: /s/
                                        -------------------------------------
                                    Title: Division President


                                    KROLL ASSOCIATES, INC.



                                    By: /s/ Richard G. McCormick
                                        -------------------------------------
                                        Richard G. McCormick
                                    Title: Managing Director


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